Exhibit 3.5

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CRYPTOSIGN, INC.

CryptoSign, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.           Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (this “Amendment”) amends the provisions of the Amended and Restated Certificate of Incorporation of the Company (the “Certificate”).

2.           This Amendment was approved and duly adopted in accordance with Section 242 of the DGCL, and has been duly approved by written consent of the stockholders of the Company in accordance with Section 228 of the DGCL.

3.           Article I of the Certificate is hereby amended to state that the name of the Corporation is NABUfit Global, Inc.

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation, has executed this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be effective as of December 10, 2015.

CRYPTOSIGN, INC.

By:

Name: Brian Mertz

Title: Chief Executive Officer